EXHIBIT D-2


                             STATE OF NORTH CAROLINA
                              UTILITIES COMMISSION
                                     RALEIGH

                            DOCKET NO. G-21, SUB 403

BEFORE THE NORTH CAROLINA UTILITIES COMMISSION

           In the Matter of
Application of North Carolina Natural Gas         )    ORDER GRANTING
Corporation for Authority to Issue and Sell       )    AUTHORITY TO
Additional Securities (Long-Term Debt             )    ISSUE LONG-TERM
Securities)                                       )    DEBT SECURITIES

     BY THE COMMISSION: On August 11, 2000, North Carolina Natural Gas Company (NCNG or Company) filed an Application requesting Commission approval under G.S. 62161 to issue and sell up to $300,000,000 of long-term debt securities.

     This matter was presented to the Commission for its consideration at the Commission's weekly Staff Conference on August 28, 2000. Based upon the verified Application and the Commission's entire files and records, the Commission now makes the following

                                FINDINGS OF FACT

     1. NCNG is a corporation organized and existing under the laws of the State of Delaware, with its principal office at 411 Fayetteville Street, Raleigh, North Carolina, 27601. NCNG's correct name and address is North Carolina Natural Gas Corporation, 411 Fayetteville Street Mall, Raleigh, North Carolina 27601.

     2. NCNG's capital stock outstanding at December 31, 1999, consisted of 100 shares of Common Stock with associated stockholders' equity of $365,102,000. NCNG had no long-term debt outstanding as of December 31, 1999, but did have indebtedness of $1 '34,9,83,000 pursuant to a revolving credit facility with Carolina Power & Light Company, a North Carolina Corporation ("CP&L").

     3. NCNG proposes to issue and sell up to $300,000,000 of long-term debt securities. NCNG intends to sell the proposed long-term debt securities during the effective period of a shelf Registration Statement that NCNG has filed with the Securities and Exchange Commission in connection with the registration of such securities. Such shelf Registration Statement included a prospectus relating to the proposed $300,000,000 principal amount of long-term debt securities. NCNG currently has no long-term debt available for issuance pursuant to any previous registration statements.

     4. The net proceeds to be received from the proposed issuance of up to $300,000,000 in long-term debt securities will be used for (i) NCNG's ongoing construction and maintenance program, (ii) the redemption, repurchase, repayment, or retirement of outstanding indebtedness, (iii) the possible future acquisition of other entities or their assets, and (iv) for other general corporate purposes. Part of the proceeds will be used to repay NCNG's indebtedness to CP&L. This indebtedness was incurred as part of a general liability restructuring which included CP&L's provision of working capital after the closing of CP&L's acquisition of NCNG in July, 1999. The general liability restructuring of NCNG was implemented in order to increase cash flow and reduce interest expense and other associated fees.

     5. NCNG will consider the issuance of unsecured debt, including unsecured medium-term notes, debentures, or other forms of long-term debt securities not specifically referenced in its application. NCNG continuously monitors rates, terms and. conditions for alternative forms of debt financing and will determine which type of security offers the most favorable terms to NCNG.


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     6. NCNG proposes to issue the long-term debt securities either in discrete financing transactions or pursuant to a continuous offering program. Under a continuous offering program involving the debt securities medium-term notes could be continuously offered and issued in an amount deemed appropriate and necessary by NCNG but in no event exceeding the amount authorized pursuant to NCNG's Application.

     7. NCNG proposes to enter into negotiations with, or request competitive proposals from, investment bankers or other financial institutions to act as agents, dealers, underwriters or direct purchasers in connection with either the public or private offering of each issuance in accordance with the terms thereof. The interest rate will be determined by NCNG at or prior to the sale of the securities. NCNG intends to determine the method of sale and the financial institution(s) that will offer the most favorable terms to NCNG.

     8. The long-term debt securities will be created and issued under and subject to the provisions of the Indenture (For Debt Securities), substantially in the form attached to NCNG's Application as. Exhibit A to be executed in connection with. their issuance.

     9. NCNG estimates that it will incur expenses, excluding underwriting fees, in the range of approximately $534,200 in connection with a private placement of or a public offering of the debt securities. Underwriting fees may vary significantly depending on the terms of the offering.

     10. NCNG indicated in its Application that if the authority to issue and sell additional long-term debt on the conditions set forth above is delayed or not granted, NCNG's ability to take advantage of financial market and liability management opportunities may be impaired, resulting in higher costs to NCNG and its ratepayers.

     WHEREUPON, the Commission reaches the following

                                   CONCLUSIONS

     Based upon the foregoing Findings of Fact and a review of the Application and supporting material, as well as the Commission's entire files and records, the Commission is of the opinion and so concludes that the proposed transactions described herein:

          (a)  Are for a lawful object within the corporate purposes of NCNG;

          (b)  Are compatible with the public interest;

          (c) Are necessary and appropriate for and consistent with the proper performance by NCNG of its service to the public as a utility;

          (d)  Will not impair NCNG's ability to perform its public service; and

          (e) Are reasonably necessary and appropriate to provide adequate funds for such corporate purposes.

     IT IS, THEREFORE, ORDERED as follows:

     1. That North Carolina Natural Gas Corporation be and is hereby authorized under the terms set forth in its Application to issue and sell up to $300,000,000 of long-term debt securities;


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     2. That North Carolina Natural Gas Corporation shall file a written report with the Commission within thirty (30) days after the consummation of the sale of the securities setting forth the particulars of the transaction, including the fees and expenses directly relating to the financing transaction; and

     3. That the Commission's approval in this docket does not restrict the Commission's right to review, and if deemed appropriate, adjust North Carolina Natural Gas Corporation's cost of capital and expenses for ratemaking purposes for the effect of these securities.

     ISSUED BY ORDER OF THE COMMISSION

          This the 30th day of August, 2000.

                              NORTH CAROLINA UTILITIES COMMISSION


                              Cynthia S. Trinks, Deputy Clerk


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